Exhibit 10.16

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated, for referenced purposes only, as of the 29th day of May, 2008 (the “Lease Date”), between ARE-10933 NORTH TORREY PINES, LLC, a Delaware limited liability company (“Landlord”), and ADVANCED BIOHEALING, INC., a Delaware corporation (“Tenant”).

RECITALS

A. As of the Lease Date, Smith & Nephew Wound Management (La Jolla), a Delaware general partnership (“Smith & Nephew”) and Landlord are parties to that certain Lease Agreement dated November 22, 2002 (“Smith & Nephew Lease”) whereby Landlord leases to Smith & Nephew certain premises (“Smith & Nephew Premises”) located at the building commonly known as 10933 North Torrey Pines Road, La Jolla, California.

B. As of the Lease Date, Tenant subleases a portion of the Smith & Nephew Premises from Smith & Nephew pursuant to that certain Sublease Agreement dated May 25, 2006 (“Sublease”).

C. Landlord, Tenant and Smith & Nephew entered into that certain Consent to Sublease dated March 25, 2006 (“Consent Agreement”) whereby Landlord consented to the Sublease on the terms and conditions more particularly set forth therein.

D. Upon the expiration or earlier termination of the Smith & Nephew Lease, Tenant desires to lease the Premises (as hereinafter defined) under a direct lease between Tenant and Landlord.

BASIC LEASE PROVISIONS

Address:	10933 North Torrey Pines Road, La Jolla, California 92037

Premises:	That portion of the Project, containing approximately 56,489 rentable square feet, as determined by Landlord, as shown on Exhibit A

Project:	The real property on which the building (the “Building”) in which the Premises are located, together with all other improvements thereon and appurtenances thereto as depicted on Exhibit B-1

Building:	The specific building in the Project located at 10933 North Torrey Pines Road, La Jolla, California 92037, in which the Premises are located, and shown on Exhibit B-2

Base Rent:	$152,520.30 per month, subject to adjustment pursuant to Sections 3 and 4 below

Rentable Area of Premises:	56,489 sq. ft.

Rentable Area of Building:	84,524 sq. ft.	Building’s Share of Project: 37.17%

Rentable Area of Project:	222,379 sq. ft.	Tenant’s Share of Operating Expenses: 66.83%

Security Deposit: $1,400,000	Commencement Date: January 1, 2012

Rent Adjustment Percentage:	3.5%

Base Term:	Beginning on the Commencement Date and ending One Hundred Twenty (120) months from the first date of the first full month of the term (as defined in Section 2 hereof)

Permitted Use:	Manufacturing, distribution, research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof

Address for Rent Payment: c/o Alexandria Real Estate Equities, Inc. 385 E. Colorado Boulevard, Suite 299 Pasadena, California 91101 Attention: Accounts Receivable	Landlord’s Notice Address: c/o Alexandria Real Estate Equities, Inc. 385 E. Colorado Boulevard, Suite 299 Pasadena, California 91101 Attention: Corporate Secretary

Tenant’s Notice Address: 10933 North Torrey Pines Road, Suite 200 La Jolla, California 92037 Attention: Controller

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DEPICTION	[X] EXHIBIT D - ACKNOWLEDGEMENT OF COMMENCEMENT DATE

[X] EXHIBIT B-1 - DEPICTION OF PROJECT	[X] EXHIBIT E - RULES AND REGULATIONS

[X] EXHIBIT B-2 - DEPICTION OF BUILDING	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY

[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT G - AREA A; AREA B

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Landlord reserves the right to modify Common Areas, subject to the provisions of Section 10 hereof.

Tenant shall have a license to use that portion of the Common Areas, designated by Landlord as Area B on Exhibit G attached hereto and that portion of Area A designated on Exhibit G attached hereto (“Storage Area”), as set forth in this Section. Tenant shall have the right to use Area B and the Storage Area for storage and maintenance of Tenant’s personal property, provided that Tenant provides, at Tenant’s sole cost, screening reasonably acceptable to Landlord, and provided further that Tenant does not interfere with any other tenant of the Project. Landlord shall not grant any other tenant of the Project the right to use or access Area B or the Storage Area. Tenant shall continue to maintain and control existing gates in the Common Areas (including the gates for Area B and Area A (as shown on Exhibit G attached hereto)), provided that such right shall not confer on Tenant the exclusive use of any portion of the Common Areas (other than Area B and the Storage Area) affected by such gates, and provided further that Tenant shall cooperate at all times with any other tenant of the Project who needs to obtain access to the area enclosed by such gates. Further, Tenant shall have the right, if permitted by Legal Requirements (as defined in Section 7 hereof), to remove or leave the gates open during normal business hours. Notwithstanding the preceding rights, Landlord may upon thirty (30) days’ written notice to Tenant elect to maintain and control the gates (or any portion thereof) in the Common Areas.

2. Prior Lease; Term, Acceptance of Premises.

(a) Prior Lease.

(i) Landlord and Tenant hereby acknowledge and agree that, as of the Lease Date, the Consent Agreement contains the complete agreement between Landlord and Tenant with respect to the Premises, and is in full force and effect.

(ii) Tenant hereby certifies to Landlord (and its successors and assigns) that, as of the Lease Date, (A) Tenant has no right, title, or interest in or to the Premises or the Project other than as a sublessee of the Premises under the Sublease, (B) Tenant has no option, right of first refusal, right of first offer, or other right to acquire or purchase all or any portion of, or interest in, the Premises or the Project, (C) Tenant has not sublet any portion of the Premises or assigned any portion of the Sublease to any sublessee or assignee, (D) Landlord has performed all obligations required of Landlord pursuant to the Smith & Nephew Lease, the Sublease and the Consent Agreement and (E) the “Initial Sublease Term” (as defined in the Sublease) has been extended until December 31, 2011 as set forth in Section 5.1 of the Sublease.

(iii) As of 11:59 p.m. on December 31, 2011 (the “Prior Lease Termination Date”), the Smith & Nephew Lease, the Sublease and the Consent Agreement shall terminate and be of no further force or effect and Tenant shall have no other right, title, or interest, of any kind, direct or indirect, in any portion of the Premises or the Project, except as expressly provided in this Lease. All obligations of the parties under the Consent Agreement which are by their terms intended to survive the termination of the Smith & Nephew Lease, the Sublease and the Consent Agreement (including, without limitation, indemnity obligations and obligations concerning the condition and repair of the Premises and/or the Project) (the “Prior Lease Obligations”) shall survive such termination of the Smith & Nephew Lease, the Sublease and the Consent Agreement for the benefit of Landlord (and its successors and assigns). Landlord hereby reserves all rights and claims that Landlord may have against Tenant for any such Prior Lease Obligations and Tenant hereby reserves all rights and claims to which Tenant may hereafter be entitled for such Prior Lease Obligations. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings, and negotiations that are not contained herein including, without limitation, the Smith & Nephew Lease, the Sublease and the Consent Agreement.

(iv) If the Smith & Nephew Lease terminates prior to the Commencement Date (as set forth in the Basic Lease Provisions) (“Original Commencement Date”) for any reason, then the “Commencement Date” of this Lease shall automatically be accelerated to the date of such termination and the terms and conditions of this Lease shall govern Tenant’s use and occupancy of the Premises as of the date of such termination (including, without limitation, Sections 18 and 19 hereof) as to the event causing such termination; provided that, the expiration of the Base Term of this Lease shall remain the same as if the Base Term had commenced on the Original Commencement Date. The period between such accelerated Commencement Date and the Original Commencement Date shall be referred to herein as the “Stub Period”. During the Stub Period, Tenant shall pay “Base Rent” under this Lease equal to the “Base Rent” which would have been payable by Smith & Nephew under the Smith & Nephew Lease (if such lease had not been terminated) with respect to the Premises (subject to Sections 18 and 19 hereof). Upon the expiration of the Stub Period, “Base Rent” shall equal the amount set forth in the Basic Lease Provisions as if the Commencement Date were the Original Commencement Date subject to adjustment as set forth herein. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect either party’s rights hereunder.

(b) Acceptance of Premises. Tenant has been in possession of, and conducting business in, the Premises under the Sublease and intends to continue conducting business in the Premises, without interruption, from and after the Lease Date. As a result, Tenant is the party most familiar with the condition of the Premises as of the Lease Date and, as conclusively evidenced by Tenant’s execution and delivery of this Lease, Tenant accepts the Premises “as is”, in their condition as of the Lease Date, without any qualifications, restrictions, or limitations, subject to all applicable Legal Requirements (as defined in Section 7 hereof). Further, since the Premises will not be empty and/or unoccupied at any time prior to the Commencement Date and Landlord will have no opportunity to inspect, examine, and/or audit the Premises in order to establish the condition of the Premises as of the Commencement Date, Landlord shall have no liability for any defects in the Premises (whether latent or patent) and shall have no obligation to perform any work or to refurbish, finish, or otherwise alter the Premises in order to prepare the Premises for Tenant’s use or occupancy. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. Landlord, in executing this Lease, does so in reliance upon Tenant’s representations, warranties, acknowledgments, and agreements contained herein.

3. Rent.

(a) Base Rent. Except when Tenant is permitted to abate the payment of Base Rent as expressly set forth herein, Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Intentionally Deleted.

(c) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments. Base Rent shall be increased on January 1 of each year during the Term of this Lease (each an “Adjustment Date”) commencing January 1, 2013 by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued (on a consistently applied basis) each calendar year by Landlord in respect of the management, repair, operation and maintenance of the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project which are not specific to the Building or any other building located in the Project) (including, without duplication, Taxes (as defined in Section 9), reasonable reserves consistent with good business practice for future repairs and replacements, Capital Items amortized (with an interest factor of twelve percent (12%)) over the lesser of seven (7) years and the useful life of such Capital Items, excepting replacement of the roof, which shall be amortized as set forth above over ten (10) years, and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of three percent (3%) of Base Rent), excluding only:

(a) the original construction costs of the Building or the Project, renovation prior to the date of the Lease, costs of correcting defects in such original construction or renovation, and any part of the costs of the demolition of existing buildings or construction of new buildings at the Project;

(b) capital expenditures and other development costs for expansion of the Project;

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(d) depreciation of the Project (except for Capital Items, the cost of which are includable in Operating Expenses);

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants, and costs of correcting defects in such work;

(h) costs of utilities outside normal business hours sold to tenants of the Project;

(i) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid, including reimbursements by any other tenants, licensees or other persons with a right to use the rooftop for any damage to the rooftop of the Building;

(j) salaries, wages, benefits and other compensation paid to officers and employees of Landlord or any affiliate of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(k) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(n) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q) costs in connection with services (including electricity), items or other benefits of a type which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r) costs incurred in the sale or refinancing of the Project;

(s) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(t) costs of removing abandoned HVAC and other equipment and related pipes, conduit and fixtures from the roof, or relocating antenna equipment of third parties unrelated to Tenant;

(u) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project; and

(v) any cost or expense related to the restoration of the Premises pursuant to Sections 18 or 19 hereof, except for any reasonable insurance deductible.

“Capital items” shall mean projects which are reasonably determined to be capital improvements or expenditures in accordance with generally acceptable accounting procedures; provided that any project which would otherwise be a Capital Item but with respect to which less than $50,000 is spent during a calendar year shall not be treated as a Capital Item but rather shall be included in Operating Expenses without being subject to amortization. Notwithstanding the foregoing, if Landlord determines in its sole discretion to replace all or a portion of the roof of the Building, Landlord shall give Tenant ninety (90) days’ notice of such decision and the estimated cost. Within such period of ninety (90) days, Tenant may elect to pay Tenant’s Share of the cost thereof rather than permit Landlord to amortize such cost as set forth above, as follows: Tenant may deliver within such ninety (90) day period a non-binding notice of its election to pay for cost thereof rather that permit amortization of the roof. If Tenant delivers such notice, then Landlord shall solicit a reasonable number of bids for the work of replacing all or a portion of the roof, as the case may be, and deliver such bids to Tenant. Tenant shall have sixty (60) days from the date of delivery of such bids to make a final determination to pay Tenant’s Share of such cost, or permit Landlord to amortize such cost as a capital expenditure as set forth above. If Tenant elects to pay Tenant’s Share of such cost, Tenant shall pay to Landlord Tenant’s Share of such cost prior to the commencement of the work. If Tenant elects not to pay Tenant’s Share of such cost, Landlord shall amortize such cost, but at any time during the remainder of the Term, Tenant may, upon sixty (60) days’ notice to Landlord, elect to pay the unamortized portion of such cost.

If Landlord replaces any part of the HVAC systems of the Building, and such replacement would constitute a Capital Item, then Tenant shall have the option to pay Tenant’s Share of such item in lieu of permitting Landlord to amortized the cost of such item in accordance with the procedures set forth above.

Within ninety (90) days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within thirty (30) days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within thirty (30) days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such ninety (90) day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within thirty (30) days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than five percent (5%) then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least ninety-five percent (95%) occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year shall be computed as though the Building had been ninety-five percent (95%) occupied on average during such year, but in no event shall Operating Expenses, as so grossed up, exceed the actual Operating Expenses.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted for changes in the physical size of the Premises, the Building, or other buildings in the Project occurring thereafter. Landlord may equitably adjust Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.” “Building’s Share of Project” shall be the percentage set forth on the first page of this Lease, as reasonably adjusted for changes in the physical size of the Building, or the physical size of other buildings in the Project occurring thereafter, or the addition to or demolition of other buildings in the Project. Such adjustments shall become effective upon substantial completion of any new building or the work of any addition to or demolition of other buildings.

6. Security Deposit. Tenant shall deposit with Landlord, prior to the earlier to occur of (A) commencement of construction of the Tenant Improvements (as defined in the Work Letter attached hereto as Exhibit C) or (B) the Commencement Date, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) payable by presentation of a sight draft in the State of California. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least ten (10) days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth in the Basic Lease Provisions, or cause the Letter of Credit to be amended so that the amount of available credit thereunder is equal to the amount set forth in the Basic Lease Provisions. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Upon any such use of all or any portion of the Security Deposit, Tenant shall, within five (5) business days after demand from Landlord, restore the Security Deposit to its original amount. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within sixty (60) days after the expiration or earlier termination of this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, (and pay any transfer fee charged by the issuer of any letter of credit) or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

If at any time during the Term of this Lease Tenant meets the requirements listed below (collectively, the “Reduction Requirements” and each a “Reduction Requirement”), then the Security Deposit shall be reduced to an amount equal to $1,000,000.00 (the “Reduced Security Deposit”). The Reduction Requirements are: (i) Tenant shall have a net worth of at least $100,000,000, as determined in accordance with GAAP (as defined in Section 22(b)); (ii) Tenant shall have paid Rent for the preceding thirty-six (36) consecutive calendar months when due without delinquency or grace period and (iii) Tenant shall not be in Default hereunder. If Tenant provides Landlord with Tenant’s most recent quarterly audited financial statements setting forth Tenant’s net worth determined in accordance with GAAP and upon receipt thereof Landlord confirms that Tenant has met the Reduction Requirements in writing to Tenant, then Tenant may deliver a new letter of credit (which letter of credit shall conform to all of the requirements of the Letter of Credit set forth above) to Landlord in the amount of the Reduced Security (or cause the Letter of Credit to be amended so that the amount of available credit thereunder is equal to the Reduced Security Deposit). Upon receipt of a new letter of credit pursuant to the preceding sentence, (A) Landlord shall return the existing “Letter of Credit” to Tenant and (B) such new letter of credit shall be deemed to be the “Letter of Credit” for all purposes of this Lease. If the Security Deposit is reduced in accordance with this Section, then from and after the delivery of a new letter of credit (or amendment to the Letter of Credit) as set forth above, the “Security Deposit” shall be deemed to be the Reduced Security Deposit for all purposes of this Lease, subject to the following paragraph hereof. The rights of Tenant to cause the Security Deposit to be reduced as set forth in this paragraph shall be personal to the original named Tenant (i.e. Advanced BioHealing, Inc.) and in no event will any assignee (other than an assignee assigned this Lease in connection with a Permitted Assignment (as defined in Section 22(b)) or sublessee have any rights to reduce the Security Deposit as set forth herein.

Notwithstanding Tenant’s prior satisfaction of the Reduction Requirements, the Reduced Security Deposit shall be increased to its original amount of $1,400,000 if at any time during the Term hereof (i) Tenant is in Default hereunder; (ii) Tenant shall have a net worth of less than $100,000,000 as determined in accordance with GAAP and based on Tenant’s most recent quarterly audited financial statements; (iii) Tenant shall have failed to pay Rent for the preceding thirty-six (36) consecutive calendar months when due without delinquency or grace period; or (iv) the original named Tenant (i.e. Advanced BioHealing, Inc.) shall assign this Lease (other than a Permitted Assignment), in which case, Tenant shall deliver a new letter of credit (which letter of credit shall conform to all of the requirements of the Letter of Credit set forth above) to Landlord in the amount of $1,400,000 or an amendment to the Letter of Credit increasing the amount thereof to $1,400,000 within five (5) business days of Landlord’s written demand (or cause the Letter of Credit to be amended so that the amount of available credit thereunder is equal to $1,400,000). Upon receipt of a new letter of credit pursuant to the preceding sentence, (A) Landlord shall return the existing “Letter of Credit” to Tenant and (B) such new letter of credit shall be deemed to be the “Letter of Credit” for all purposes of this Lease. If Tenant is required to increase the Reduced Security Deposit in accordance with this Section, then from and after the date of delivery of a new letter of credit (or amendment to the Letter of Credit) as set forth above the “Security Deposit” shall be deemed to be the amount then held by Landlord hereunder. Landlord shall have the right to request written evidence from Tenant from time to time that Tenant continues to meet the Reduction Requirements.

7. Use. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment exceeding the maximum structural capacity of the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord. Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require any increase in ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, “ADA”)) attributable to Tenant’s use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to one hundred fifty percent (150%) of Rent in effect during the last thirty (30) days of the Term, and (B) Tenant shall be responsible for actual damages suffered by Landlord resulting from or occasioned by Tenant’s holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, assessments and governmental charges of any kind (collectively referred to as “Taxes”) imposed by any federal, state,

regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by, any Governmental Authority, or (v) imposed as a license or other fee on Landlord’s business of leasing space in the Project. For so long as the Project is taxed as a single tax parcel, Landlord shall make an equitable allocation of property Taxes attributable to each building in the Project, reasonably satisfactory to Tenant, and shall not simply allocate property Taxes based on the square footage of the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10. Parking. Subject to all matters of record as of the date hereof, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project, to use two (2) non-reserved parking stalls for every one thousand (1,000) rentable square feet of the Premises in those areas designated for non-reserved parking, subject in each case to Landlord’s reasonable rules and regulations, which shall be applied consistently to all tenants of the Project. Landlord may designate reserved parking spaces for other tenants of the Project, so long as Tenant continues to have at all times the use of not less than two (2) non-reserved parking stalls for every one thousand (1,000) rentable square feet of the Premises. Landlord agrees that Landlord will not voluntarily reduce parking in the Project below a ratio of two (2) parking spaces for every one thousand (1,000) square feet of rentable floor area in the Project. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

11. Utilities, Services. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, telephone, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection (collectively, “Utilities”). Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Tenant may, at Tenant’s expense, cause any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s

(including Landlord’s affiliates) gross negligence or willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant shall be responsible for its own janitorial services. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use.

12. Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other then by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems; provided, that, if any such Alteration affects only a portion of the Building Systems which exclusively serves the Premises, then Landlord’s consent shall be given or withheld in Landlord’s reasonable discretion. Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any twelve (12) month period does not exceed $100,000, which amount shall be increased on each anniversary of the Commencement Date by three percent (3%) of the amount for the previous year (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by such plans, specifications, work contracts and other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than fifteen (15) business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than fifteen (15) business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord shall, within fifteen (15) days of Tenant’s delivery to Landlord of any request for consent to any Alterations, respond to Tenant’s request, and, as a courtesy to Tenant and not in abrogation of Landlord’s right to withhold its consent, state any reasons Landlord has elected to withhold its consent. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement, at its sole cost and expense, any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to four percent (4%) of all costs incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall cause all Alterations work to be completed free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Other than (i) the items, if any, listed on Exhibit F attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (iii) any trade fixtures, machinery, equipment and other personal property not paid for (out of the TI Fund (as defined in the Work Letter)) which may be removed without material damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, “Tenant’s Property”), all property of any kind paid for with the TI Fund, all Alterations, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises, such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 following the expiration or earlier termination of this Lease; provided, however, that Landlord shall, at the time its approval of such Alteration or Installation is requested or at the time it receives notice of a Notice-Only Alteration notify Tenant if it has elected to cause Tenant to remove such Alteration or Installation upon the expiration or earlier termination of this Lease. If Landlord so elects, Tenant shall remove such Alteration or Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property which was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

13. Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (individually, a “Tenant Party and collectively, “Tenant Parties”) excluded. “HVAC” shall mean the heating, ventilation and air conditioning systems of the Building. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services temporarily when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed, provided that Landlord shall promptly restore Building Systems upon completion of such repairs, alterations or improvements. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant seventy-two (72) hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to promptly effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all interior, non-structural portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within fifteen (15) days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within thirty (30) days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and of any repair that benefits only the Premises.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within ten (10) days after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross negligence of Landlord or Landlord’s affiliates. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect, provided such coverage amount is not less than ninety percent (90%) of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises and pollution legal liability insurance with a minimum limit of not less than $2,000,000 per occurrence. The commercial general liability insurance policy shall name Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), as additional insureds. The commercial general liability and pollution legal liability insurance policies shall insure on an occurrence and not a claims-made basis; shall be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless thirty (30) days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least five (5) days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance, where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with reasonable requirements of Landlord’s lender and/or to bring coverage limits to levels then reasonably being required of all new tenants within the Project.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within sixty (60) days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed twelve (12) months (the “Maximum Restoration Period”), Landlord may (subject to Tenant’s right to continue the Lease in effect as set forth below in this Section 18), in such notice, elect to terminate this Lease as of the date that is seventy-five (75) days after the date of discovery of such damage or destruction. Notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within ten (10) business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. If Landlord elects to terminate this Lease, Tenant shall have the right by written notice to Landlord delivered within ten (10) business days of receipt of Landlord’s notice of termination, to elect to continue this Lease in effect for the lesser of (A) the remainder of the Term and (B) up to two (2) years from the date of Landlord’s notice (the “Casualty Loss Extension Period”); provided, however, that Rent during the Casualty Loss Extension Period shall be adjusted so that Tenant shall pay Rent as set forth herein on the entire Premises and on any portion of the Project for which Landlord is prevented from commencing restoration and is not collecting Rent because Tenant has elected to continue the Lease in effect during the Casualty Loss Extension Period; provided, further, Tenant may not elect to continue this Lease for the Casualty Loss Extension Period if, as a result of the applicable damage or destruction, the Building or the Premises (x) have been rendered untenantable or unsafe for occupation, as reasonably determined by Landlord or (y) cannot be occupied under applicable laws. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with up to $50,000 of any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”). Notwithstanding the foregoing, Landlord shall have no obligation to restore the Project or the Premises or any portion thereof during any Casualty Loss Extension Period.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, Landlord may terminate this Lease if the Premises are damaged during the last one (1) year of the Term and Landlord reasonably estimates that it will take more than two (2) months to repair such damage, or if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord, at its sole cost, provides Tenant with other space in the Torrey Pines area of San Diego, California, during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

In the event of any damage or destruction to the Premises within the last twelve (12) months of the Term that would take longer than three (3) months from the date of such casualty to fully restore, Tenant shall have the option to terminate this Lease by delivery of written notice to Landlord within ten (10) business days after receipt of written notice from Landlord specifying the estimated time to restore such damage or destruction.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project. Any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or to any damage or destruction to all or any part of the Premises or any other portion of the Project. The parties hereto expressly agree that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If at any time during the Term the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord, this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced in proportion to the reduction of the Premises resulting from the Taking. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided that one (1) time in any twelve (12) consecutive month period during the Term, Tenant shall not be in Default for failure to pay Base Rent unless such failure shall continue for a period of five (5) days after Tenant’s receipt of written notice from Landlord.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least twenty (20) days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within ninety (90) days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within ten (10) days after Tenant receives notice of any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief’); (C) become the subject of any Proceeding for Relief which is not dismissed within ninety (90) days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within five (5) business days after receipt of a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than thirty (30) days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than ninety (90) days from the date of Landlord’s notice.

(i) Sublease. A default beyond applicable cure periods by Tenant under the Sublease or the Consent Agreement prior to the Commencement Date.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, in the event of a Default under Section 20(a) above in the payment of any installment of Rent due from Tenant, Tenant shall pay to Landlord an additional sum equal to six percent (6%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the fifth (5th) day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii) (A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(iii) Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv) Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. The foregoing provision will not prohibit Tenant from permitting the use of the Premises by other parties in any business venture of Tenant as long as such business venture is reasonably related to Tenant’s principal business and all other parties to such venture use the Premises for the Permitted Use. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby fifty percent (50%) or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, any public offering of shares or other ownership interest in Tenant shall not be deemed an assignment.

(b) Permitted Transfers. Except with respect to a Permitted Assignment, if Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least ten (10) business days, but not more than forty-five (45) days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease (including Tenant’s reasonable, good faith determination of the Personal Property Consideration (as hereinafter defined) thereunder), including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within fifteen (15) business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its sole and absolute discretion, if the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases) fifty percent (50%) of the Premises, (iii) refuse such consent, in its reasonable discretion, if the proposed subletting concerns (together with all other then effective subleases) fifty percent (50%) or less of the Premises (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), or (iv) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within five (5) business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. It shall be reasonable for Landlord to withhold its consent to any assignment of this Lease or subletting of the Premises to an assignee or subtenant whose business or financial reputation is objectionable in Landlord’s reasonable judgment, or who is engaged in areas of scientific research or other business concerns that are controversial, in Landlord’s reasonable judgment, or who is at that time negotiating with Landlord or its affiliates for the lease of other space in the San Diego area. Landlord hereby covenants to respond within thirty (30) days to any Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Assignment Notice.

Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity which is controlling, controlled by or under common control with Tenant shall not be required, provided that Tenant shall notify Landlord of such assignment or subletting not less than five (5) business days prior to such assignment or subletting and Landlord shall have the right to approve the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon ten (10) business days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements as of the date of the applicable assignment, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Permitted Assignment”). The provisions of Section 22(b) with respect to an Assignment Termination, and the provisions of Section 22(d) with respect to sharing of Excess Rent, shall not be applicable to any Permitted Assignment.

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in Default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form, excluding Personal Property Consideration, if any, exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder fifty percent (50%) of such Excess Rent within ten (10) days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

For purposes of this Lease, “Personal Property Consideration” shall mean the portion of consideration payable pursuant to an assignment or sublease attributable to the fair market value in the San Diego, California area for the ownership (in the case of assignment) or use (in the case of sublease) of Tenant’s personal property, taking into account the quality and condition of such personal property and all other relevant factors. If Landlord and Tenant cannot agree upon the “Personal Property Consideration” within thirty (30) days after Landlord consents to an assignment or subletting, then each party shall be entitled to appoint an appraiser experienced in appraising the rental value of such personal property in the San Diego, California area. Each party shall appoint, at such party’s sole cost and expense, an appraiser within ten (10) business days after expiration of such thirty (30) day period. Each appraiser shall deliver their determination of the Personal Property Consideration within thirty (30) days of their selection. If either party fails to timely appoint an appraiser or either party’s appointed appraiser fails to timely submit a proposal of the Personal Property Consideration, the other party’s submitted proposal shall determine the Personal Property Consideration. If such appraisers’ values are within ten percent (10%) of each other, than the Personal Property Consideration shall be the average of the two (2) appraisers’ values, which determination shall be final and binding upon the parties, and if not within ten percent (10%) of each other, then the two (2) appraisers so chosen shall, within ten (10) days of their determination of the Personal Property Consideration, select a similarly qualified appraiser who shall determine which of the two (2) appraisers’ values is closest to correct, such determination to be made within thirty (30) days of such third appraiser’s selection. If the two (2) appraisers so selected cannot agree on the selection of the third appraiser within the time above specified, then either party, on behalf of both parties, may request such appointment of such third appraiser by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon ten (10) days prior written notice to the other party of such intent. The decision of the third appraiser shall be final and binding upon the parties. The parties shall share equally the cost of the third appraiser. If the Personal Property Rent is not determined by the effective date of the applicable sublease or assignment, then Tenant shall pay Excess Rent based upon Landlord’s determination of Personal Property Consideration until such final determination is made. After the determination of Personal Property Consideration, the parties shall make any necessary adjustments to such payments made by Tenant.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, and such remedial action has not been successfully completed and/or any applicable Governmental Authority has not issued a case closed or no further action letter in connection with the same, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Either party shall, within ten (10) business days of written notice from the other party, execute, acknowledge and deliver a statement in writing in any form reasonably requested, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging, to the certifying party’s knowledge, that there are not any uncured defaults on the part of the requesting party hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. The failure to deliver such statement within such time shall, at the option of the requesting party, constitute a Default under this Lease, and, in any event, shall be conclusive upon the certifying party that the Lease is in full force and effect and without modification except as may be represented in any certificate prepared and delivered to the certifying party for execution.

24. Quiet Enjoyment. So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a three hundred sixty (360) day year and thirty (30) day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. Landlord hereby represents and warrants that as of the Lease Date no mortgage or deed of trust encumbers the Project. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as existed on the Lease Date, subject to any Alterations or Installations permitted to be made to the Premises after the Lease Date under the terms and conditions set forth in this Lease (unless Landlord notified Tenant pursuant to Section 12 hereof that Landlord elected to cause Tenant to remove such Alteration or Installation upon the expiration or earlier termination of this Lease), free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises on or after January 1, 2002 (i.e. the Commencement Date under the Smith & Nephew Lease) by any person (including Smith & Nephew) other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least three (3) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the reasonable, actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

Landlord and Tenant acknowledge and agree that Tenant may be required to perform certain work in connection with Tenant’s surrender obligations under this Section 28 relating to the period prior to Tenant’s occupancy of the Premises under the Sublease (i.e. prior to May 25, 2006) (“Additional Surrender Work”). Upon the expiration or earlier termination of this Lease and completion by Tenant of the Additional Work, if any, to the satisfaction of Landlord, and upon written request of Tenant, Landlord shall assign by a separate assignment agreement in a form reasonably acceptable to the parties, without representation or warranty, Landlord’s claims under the Smith & Nephew Lease against Smith & Nephew related solely to the Additional Surrender Work performed by Tenant. Landlord shall reserve all other rights under the Smith & Nephew Lease other than those expressly assigned to Tenant.

29. Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If: (i) Tenant breaches the obligation stated in the preceding sentence; or (ii) the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property; or (iii) contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in, released or disposed of from the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs, incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises arising out of a breach of Tenant’s obligations hereunder. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord upon execution of this Lease a list identifying each type and quantity of Hazardous Materials (other than ordinary office and janitorial supplies used and stored in accordance with applicable Environmental Requirements) to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List including the quantities thereof at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises (other than ordinary office and janitorial supplies used and stored in accordance with applicable Environmental Requirements). Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in three (3) months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises; provided, however, that if there is no reasonable, objective basis for believing that Tenant has breached its obligations under Section 30(a), Landlord shall pay the cost of such test unless the actual result of such test shows that

Tenant has breached its obligations under Section 30(a). If Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of such annual tests. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under Section 30(a), Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade, obtain any required permits and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(f) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(g) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than forty-eight (48) hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time, provided that before entering Tenant’s laboratory area, Landlord shall make a commercially reasonable effort to contact Tenant and before entering Tenant’s clean room areas, Landlord must comply with Tenant’s reasonable requirements, including proper gowning, to protect Tenant’s operations) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord acknowledges that Tenant’s laboratory and manufacturing processes are trade secrets and, as such, acknowledges that Tenant has the right to restrict photography or recordings from being made on the Premises without the Tenant’s prior written permission, which may be withheld in the Tenant’s sole discretion. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises. Landlord, in exercising its right of access as set forth in this Section 32, shall make a commercially reasonable effort to minimize any interference with Tenant’s business operations.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, weather, natural disasters, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord (“Force Majeure”).

35. Brokers, Entire Agreement, Amendment. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction other than the Staubach Company. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any claims by any Broker, other than the Broker, if any, named in this Section 35. claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. Landlord hereby agrees to indemnify and hold Tenant harmless from and against any claims by any Broker other than the Broker, if any, named in this Section 35 claiming a commission or other form of compensation by virtue of having dealt with Landlord with regard to this leasing transaction.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

39. Intentionally Omitted.

40. Intentionally Omitted.

41. Miscellaneous.

(a) Notices. All notices, requests or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. If Tenant is not a publicly held company or the wholly-owned subsidiary of a publicly held company, then Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within ninety (90) days of the end of each of Tenant’s fiscal years during the Term (including Tenant’s net worth), (ii) Tenant’s most recent unaudited quarterly financial statements within forty-five (45) days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders, all of which (i through v) shall be treated by Landlord as confidential information belonging to Tenant.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or’ in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(k) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(l) Successors and Assigns. Subject to the limits on Tenant’s rights of assignment and subletting contained in this Lease, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

(m) Use of Rooftop. Tenant shall have the right, along with other occupants of the Building, subject to the reasonable approval of Landlord, to a portion of the roof top of the Building to place telecommunications equipment. Such telecommunications equipment shall be used solely by Tenant. Tenant shall not drill, bore, or cut any surface of the Building to install its telecommunications equipment, or use any conduit or raceway of the Building in connection therewith without Landlord’s prior approval. Tenant shall not interfere unreasonably with any other person to whom Landlord grants the right to use the roof top of the Building. If Landlord delivers to Tenant written notice that Tenant is interfering with the rights of another person who is rightfully attempting to use the roof top of the Building, Tenant shall cause such interference to cease within five (5) business days, or thereafter, Tenant shall be in default under this Lease. Tenant shall promptly repair any damage to the roof top caused by the installation or maintenance of Tenant’s telecommunications equipment. Tenant shall obtain any permits and approvals required by any governmental authority, to use the roof of the Building for the purposes set forth in this Section 40(m). Any modification of the roof for installation of Tenants telecommunications equipment shall be performed by Tenant at its sole cost and expense.

(n) Attorneys’ Fees and Costs. In the event legal action is brought by any party in order to enforce the terms of this Lease, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs of suit paid by the other party.

(o) No Waiver. No party to this Lease shall be deemed to have waived any provision or term of this Lease unless such party shall have done so in a writing which is delivered to the other party by the party waiving such provision or term.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

ADVANCED BIOHEALING, INC., a Delaware corporation

By:	/s/ Gerald Vovis
Its:	Corporate Vice President

LANDLORD:

ARE-10933 NORTH TORREY PINES, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

	By:	/s/ Eric S. Johnson
	Its:	Assistant Vice President
Real Estate Legal Affairs

EXHIBIT A

PREMISES

EXHIBIT B-1

PROJECT

EXHIBIT B-2

BUILDING

EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Lease (the “Lease”) dated as of May 29, 2008 by and between ARE-10933 NORTH TORREY PINES, LLC, a Delaware limited liability company (“Landlord”), and ADVANCED BIOHEALING, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Gerald F. Vovis and Kathy McGee (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Jeff Ryan and Jay Ingram (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any major subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature constructed in the Premises following the Lease Date. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises, Building or Project for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements. Not more than fifteen (15) business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. If Landlord fails to respond within such fifteen (15) business day period, then Tenant may send written notice to Landlord requesting that Landlord respond. Landlord’s failure to respond within five (5) business days after receipt of such second notice shall be deemed to be Landlord’s approval of the submittal. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval. Such process shall continue until Landlord has approved the TI Design Drawings.

(c) Working Drawings. Following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than ten (10) business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within ten (10) business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall not commence construction of the Tenant Improvements until obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit including, to the extent required by Legal Requirements, signing any applications for permits with a governmental agency reasonably approved by Landlord. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any), and if the Tenant Improvements commence prior to December 31, 2011, Smith & Nephew, Inc. and Smith & Nephew Wound Management (La Jolla), as additional insureds for the general contractor’s liability coverages required above. If Tenant uses a “design-build” type of contract for any Tenant Improvements, then Tenant shall deliver to Landlord a certificate of insurance evidencing professional liability insurance carried by the TI Architect.

(b) Selection of Materials, Etc. When more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, except reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within five (5) business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of The Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to two percent (2%) of the TI Allowance (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Fund. If the Budget is greater than the TI Allowance, Tenant shall pay, in cash, prior to the disbursement of the TI Allowance, the Excess TI Costs.

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) in the maximum amount of $2,542,005.00, which is included in the Base Rent set forth in the Lease. The TI Allowance shall be disbursed in accordance with this Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the Original Commencement Date. Notwithstanding the preceding sentence, if Smith & Nephew refuses to allow Tenant to commence or complete construction of the Tenant Improvements before December 31, 2011, then, Tenant shall have no right to any portion of the TI Allowance that is not disbursed before June 30, 2013.

(c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall pay, as a condition precedent to Landlord’s obligation to fund any of the TI Costs, one hundred percent (100%) of the then current TI Costs in excess of the remaining TI Allowance (“Excess TI Costs”). The TI Allowance then held by Landlord is herein referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall pay TI Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than thirty (30) days following receipt of such draw request. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one (1) copy in print format and two (2) copies in electronic CAD format) for such Tenant Improvements within sixty (60) days thereafter; (iii) a certification of substantial completion in Form AIA G704; (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises (collectively, the “Tenant Deliveries”). Prior to any final disbursement of the TI Fund, Tenant shall have delivered to Landlord the Tenant Deliveries.

6. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) Sublease. Tenant may commence Tenant Improvements prior to the Commencement Date subject to Tenant complying with all requirements under the Sublease regarding the construction of “Alterations” (as defined therein). The parties acknowledge and agree that the Tenant Improvements constitute “Alterations” for purposes of the Sublease. Landlord agrees to use commercially reasonable efforts to obtain Smith & Nephew’s waiver (the “Waiver”) of Smith & Nephew’s rights under the Sublease to (i) approve or disapprove installation of the Tenant Improvements or (ii) disallow the commencement of construction of the Tenant Improvements prior to the expiration or earlier termination of the Smith & Nephew Lease and the Sublease; provided, that, Landlord shall have no obligation to (A) spend any monies or pay any other consideration in connection with obtaining the Waiver or (B) make any modification to the Smith & Nephew Lease in order to obtain the Waiver. If Smith & Nephew fails to give the Waiver, or delays giving the Waiver, such that the Tenant Improvements cannot be completed before December 31, 2011, then following the expiration or earlier termination of the Sublease, Tenant shall have the option (the “Suite 600 Extension Option”) to cause the approximately 12,776 square foot portion of the Building known as Suite 600 (“Suite 600”) to become part of the “Premises” for purposes of this Lease for a period of up to twelve (12) months following the Commencement Date. Tenant must exercise the Suite 600 Extension Option by providing written notice to Landlord on or before December 31, 2010, which notice shall specify (in months) the period, not to exceed twelve (12) months, that Suite 600 shall become part of the “Premises” (the “Suite 600 Term”). If Tenant fails to timely exercise the Suite 600 Extension Option, then the Suite 600 Extension Option shall lapse and be of no further force or effect. During the Suite 600 Term, if any, (x) the rights and obligations of the parties with respect to Suite 600 shall be governed by the Terms of this Lease, (y) Base Rent under this Lease shall equal “Base Rent” as set forth in the Basic Lease Provisions plus the “Base Sublease Rent” payable under that certain Sublease Agreement dated May 25, 2006 by and between Tenant and Smith & Nephew, Inc. (“Smith & Nephew II”) immediately prior to the termination thereof, and (z) “Tenant’s Share of Operating Expenses” as set forth in the Basic Lease Provisions shall equal 81.95%. The TI Allowance shall not be adjusted with respect to the addition of Suite 600 to the Premises for the Suite 600 Term. After the expiration of the Suite 600 Term, if any, Tenant shall surrender Suite 600 in the condition that Smith & Nephew II would be required to surrender Suite 600 under that certain Lease Agreement dated November 22, 2002 by and between Landlord and Smith & Nephew II.

[ Signatures on next page ]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:

ADVANCED BIOHEALING, INC., a Delaware corporation

By:	/s/ Gerald Vovis
Its:	Corporate Vice President

LANDLORD:

ARE-10933 NORTH TORREY PINES, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

	By:	/s/ Eric S. Johnson
	Its:	Assistant Vice President
Real Estate Legal Affairs

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made as of this              day of                     ,                                         , between ARE-10933 North Torrey Pines, LLC, a Delaware limited liability company (“Landlord”), and Advanced BioHealing, Inc., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated as of                     , 2008 (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is                     ,                      and the termination date of the Base Term of the Lease shall be midnight on                     ,                     . In case of a conflict between the terms of the Lease and the terms of this Acknowledgement of Commencement Date, this Acknowledgement of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

ADVANCED BIOHEALING, INC., a Delaware corporation

By:
Its:

LANDLORD:

ARE-10933 NORTH TORREY PINES, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, INC.,
a Maryland corporation, managing member

By:
Its:

EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Except as permitted by Landlord, Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Except as permitted by Landlord, Tenant shall not install or operate any steam or gas engine or boiler in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Except as permitted by Landlord, Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

[INTENTIONALLY OMITTED]

EXHIBIT G
AREAS A & B

AREA A
AREA B
EXISTING SITE PLAN

Portion of Area A for Tenant's use

EXHIBIT G

AREAS A & B

Portion of Area A for Tenant’s use

49